As filed with the Securities and Exchange Commission on January 15, 1998
                 Registration No. 333-_____
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549



                                                     FORM SB-2
                                              REGISTRATION STATEMENT
                                                       Under
                                            The Securities Act of 1933



                                    AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                              (Name of registrant as specified in its charter)

                  Colorado                                         84-1352529
         (State or Jurisdiction of                                (IRS Employer
       incorporation or organization)                       Identification No.)



     10720 72nd Street North, Suite 305               John H. McAvoy, President
            Largo, Florida 33777              10720 72nd Street North, Suite 305
               (813) 548-7100                             Largo, Florida 33777
(Address, including zip code, and telephone number,
including area code                                          (813) 548-7100
of Registrant's principal executive offices)(Name, address, including zip code, and telephone number, including
                                              area code, of   agent for service)
                                                     COPY TO:
                                                  Jehu Hand, Esq.
                                                    Hand & Hand
                                     24901 Dana Point Harbor Drive, Suite 200
                                           Dana Point, California 92629
                                                  (714) 489-2400
                                             Facsimile (714) 489-0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or
interest reinvestment plan, please check the following box:  [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
[ ]


                                          CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)        Offering Price   Registration Fee

Common Stock issuable upon
  conversion of Series A
  Convertible Preferred Stock(2).......    1,333,334              $2.875         $    3,833,335      $ 1,161.62
Common Stock offered by
  selling shareholders(3)..............      195,000              $2.875         $      560,625      $   169.89
Common Stock, issuable upon
  exercise of warrants(4)..............       50,000              $3.50          $      175,000      $    53.03
Common Stock, issuable upon
  exercise of options(5)...............       50,000              $4.20          $      210,000      $    63.64
Common Stock, issuable upon
  exercise of options(6)...............       50,000              $4.70          $      235,000      $    71.21
Common Stock, issuable upon
  exercise of options(7)...............       50,000              $5.60          $      280,000      $    93.33
Common Stock, issuable upon
  exercise of options(8)...............       50,000              $7.00          $      350,000      $   106.06
Total(9)...............................    1,778,334                             $    5,643,690      $ 1,718.78


(1)    Estimated solely for purposes of calculating the registration fee.
(2) Includes 1,333,334 shares issuable upon conversion of 2,500 shares ($2,500,000 aggregate principal amount) of Series A Convertible Preferred Stock at the lower of 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion, or $1.875. The maximum offering price per share is based upon the closing price of the Common Stock on January 13, 1998, or $2.875 since it is higher than the estimated conversion price per share of the Series A Convertible Preferred Stock (in accordance with Rule 457(g)).
(3)    Includes 100,000 shares already issued and outstanding.
(4) Includes 50,000 shares issuable upon exercise of options at $3.50 per share.
(5) Includes 50,000 shares issuable upon exercise of options at $4.20 per share.
(6) Includes 50,000 shares issuable upon exercise of options at $4.70 per share.
(7) Includes 50,000 shares issuable upon exercise of options at $5.60 per share.
(8) Includes 50,000 shares issuable upon exercise of options at $7.00 per share.
(9) Includes in each case reoffers of the Common Stock offered hereby and shares issuable pursuant to antidilution provisions pursuant to Rule 416.


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
PROSPECTUS
                                    AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                                         1,778,334 Shares of Common Stock
                                                  (no par value)

      The estimated 1,778,334 shares (the "Shares") of Common Stock, no par value (the "Common Stock") of Aqua Clara Bottling and Distribution, Inc., a Colorado corporation (the "Company") are being offered by the selling stockholders (the "Selling Shareholders") and include an estimated 1,333,334 shares issuable upon conversion of $2,500,000 in principal amount of Series A Convertible Preferred Stock (the "Series A Preferred"), 250,000 shares issuable upon exercise of warrants and options, and 195,000 shares currently outstanding. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Selling Shareholders." The expenses of the offering, estimated at $42,000, will be paid by the Company.

      The Common Stock currently trades on the Electronic Bulletin Board under the symbol "AQCB" On January 13, 1998, the last sale price of the Common Stock as reported on the Electronic Bulletin Board was $2.875 per share.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
               COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
                     ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                             REPRESENTATION TO THE CONTRARY IS A
                                          CRIMINAL OFFENSE.

                    PURCHASE OF THESE SECURITIES INVOLVES RISKS.
 See "Risk Factors" on page 4.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


























                                The date of this Prospectus is ___________, 1998
                                                         1

      No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                              ADDITIONAL INFORMATION

      The Company has filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 10720 72nd Street North, Largo, Flordia, 33777, telephone (813) 548-7100.

      As of the date of this Prospectus, the Company became a reporting company under the Exchange Act and in accordance therewith in the future will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, the Company intends to make available to its shareholders annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as the Company may determine.

                                                PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

The Company

      Aqua Clara  Bottling &  Distributors,  Inc., a Colorado  corporation  (the
"Company")  produces,   bottles  and  sells  non-sparkling   purified  drinking,
distilled and natural spring water products.

      According to Beverage Marketing, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over 3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future. PET (an acronym for polyethylene terephthalate, a premium clear plastic) packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging. Since April 1997, the Company has generated revenues from its 5 gallon home and office delivery business, but the Company intends to focus its growth in PET containers ranging from .5 liter to 1.5 liters, and to specialize in oxygen enriched water; with 40 parts per million (ppm) of oxygen, compared to 7 ppm for tap water. Oxygen richness imparts a light and crisp taste and management believes that oxygen enriched water is healthier, although no studies have been made to underlie this conclusion.

      The corporate offices of the Company are located at 10720 72nd Street North, Largo, Florida 33777 and its telephone number is (813) 548-7105.

Securities Offered:..............................     An estimated 1,778,334 shares of Common Stock, $.001 par
                                                      value per share, including an estimated 1,333,334 shares
                                                      issuable upon conversion of 2,500 shares of Series A Preferred
                                                      Stock at a conversion price per share of Preferred Stock equal to $1,000 divided by the lower of $1.875 or 65% of the
                                                      average closing bid price of the Common Stock on the five
                                                      trading days prior to conversion; 250,000 shares issuable upon exercise of warrants and options; and 195,000 shares currently outstanding.

Risk Factors.....................................     The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment.
                                                      See "Risk Factors."

Common Stock Outstanding(1) Before Offering:.....     5,579,122(1) shares

Common Stock Outstanding After Offering:.........     7,162,456(1) shares

NASD Electronic Bulletin Board Symbol............     AQCB


Risk Factors

         The securities offered hereby are highly speculative and involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Prospective purchasers should carefully consider the following risk factors, among others, as well as the remainder of this prospectus, prior to making an investment in the Company.

                                                   RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business.

Limited History of Business Operations; Management of Growth

         The Company has limited operating history, having commenced operations in April 1997. The Company's operating history to date has been limited to the 5-gallon delivery market, and the Company has no experience in the PET market. The Company will be required to build a management infrastructure as it devotes significant managerial resources to build its PET business. As a result of the increase in operating expenses caused by this expansion, operating results may be adversely affected if sales do not materialize, whether due to increased competition or otherwise. The can be no assurance that the Company will achieve significant sales or achieve profitability. As a result, the Company believes that period to period comparisons of its results of operation are not necessarily meaningful and should not be relied upon as an indication of future performance.

Additional Financing Requirements of the Company

         At December 31, 1997, the Company had working capital of approximately $1,450,000. The Company's operations have been financed to date through a debt offering and through sales of its common stock, most recently through the sale of 2,500 shares of Series A Preferred Stock. The Company requires significant capital for the expansion of its operations. The Company believes that the net proceeds from this Preferred Stock offering should be sufficient to fund its operations until at least until the end of calendar 1998. However, no assurance can be given that additional funds will not be required prior to the expiration of such period or that any funds which may be required will be available, if at all, on acceptable terms. If additional funds are required, the inability of the Company to raise such funds will have an adverse effect upon its operations. To the extent that additional funds are obtained by the sale of equity securities, the stockholders may sustain significant dilution. If adequate capital is not available the Company will have to reduce or eliminate its planned expansion activities, which could otherwise ultimately provide significant revenue to the Company. Even if such additional financing is available on satisfactory terms, it, nonetheless, could entail significant additional dilution of the equity ownership of the Company to existing shareholders and the book value of their outstanding shares.

Competition

         The bottled water industry is highly competitive. Nearly all of the Company's competitors have more experience in the U.S. bottled water market, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. The Company currently competes with respect to bottled water with established national companies such as The Perrier Group of America, Inc. (whose brands include Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Great Bear, Deer Park, Ice Mountain and Zephyrhills Natural Spring Water) and Great Brands of Europe (whose brands include Evian Natural Spring Water and Dannon Natural Spring Water), as well as numerous regional bottled water companies located in the United States and Canada. The Company competes not only with other bottled water producers, but also with producers of other beverages, including, but not limited to, soft drinks, coffee, juices, beer, liquor and wine. The bottled water industry also competes for the same consumer who may, when choosing to drink water, drink tap water or use a home filtration system to filter tap water for drinking. There can be no assurance that the Company can compete successfully. See "Business -- Competition."

Ability to Manage Growth

         In order to penetrate its bottled water business, the Company must meet its strategic objectives to produce high quality oxygenated water products, build its customer base, build its product line and add new distribution channels. The Company's ability to meet these objectives depends upon (a) the successful development and equipping of its Clearwater plant (b) the successful marketing and distribution of its products, (c) the securing of sources of water
(d) the degree to which the Company  loses sales to competing  water  suppliers,
(e) the availability of capital, (f) consumer acceptance of oxygenated water and
(g) general economic and other factors beyond the Company's control. The Company has never produced and marketed PET packaged products. No assurance can be given as to the future growth in the Company's business or as to its profitability. Further growth of the Company will require employment and training of new personnel, expansion of facilities and expansion of management information systems. If the Company is unable to manage its growth effectively, the Company's profitability and its ability to achieve its strategic objectives may likely be materially adversely affected.

Fluctuations in Quarterly Operating Results

         The Company's revenues are subject to several factors which may result in fluctuations in the Company's operating results. The bottled water business is highly seasonal, with increased sales during warmer months. Inclement weather may negatively impact the Company's business, particularly summers which are unusually cool or rainy. Fluctuations in retail prices and raw material prices may produce corresponding fluctuations in the Company's profits. In addition, the Company expects to make significant investments from time to time in capital improvements to, among other things, increase capacity. Costs associated with such improvements may cause an immediate reduction in profit margins unless and until sales volume increases. The Company's product and packaging mix may change from time to time and, depending on certain factors, may negatively impact profit margins. The Company is subject to competitive pricing pressures which may affect its financial results. Due to all the foregoing factors, it is possible that in some future quarter or quarters, the Company's operating results would likely be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.

Dependence on Key Personnel

         The continued success of the Company is largely dependent on the personal efforts and abilities of management, including Mr. John S. McAvoy, President and Chief Executive Officer
 of the Company, John C. (Jack)
Plunkett, Chief Operating Officer, and Mr. Rand L. Gray, Chief Financial Officer
 of the Company.  The Company
has entered into employment agreements with these persons but has no key man life insurance in place. The loss of any of these executive's services could have a material adverse effect on the
 Company.  See "Management."

Dependence upon Supplier

         The Company currently obtains the water from Silver Springs, in Ocala Florida. Occurrences beyond the control of the Company including, but not limited to, drought, and other occurrences, such as water contamination, geological changes which could interfere with operation or failure of the water supply to comply with all applicable governmental requirements for mineral and chemical concentration, could have a material adverse effect on the business of the Company. The Company believes that adequate supplemental commercial sources of water exist, but there is no assurance that such commercial sources will be available in sufficient amounts or if available, obtainable on commercially reasonable terms. See "Business."

Dependence on Key Suppliers

         All of the Company's water products will be expected to be offered in premium PET bottles. PET bottles are manufactured by a limited number of suppliers. While the Company believes that it will be able to obtain bottles, there can be no assurance that the Company will be able to obtain PET bottles from its suppliers on commercially reasonable terms, particularly at periods of peak demand. Failure to obtain the necessary packaging materials could have a material adverse effect on the business of the Company. The Company has no agreements in place securing a supply of PET bottles. In the event the Company's requirements for PET bottles are not met, there may be a material adverse effect on the Company until alternative supplies of PET bottles are found.

Raw Material Prices

         Due to the wide range of beverages available to consumers, including bottled water products, the Company has limited ability to raise prices for its products. The Company could in the future be affected by higher prices for raw materials including PET resin and corrugated boxes. The Company might be unable to pass such higher costs to its customers. As a result, the Company's results of operations may be adversely affected by future increases in raw material prices.

Product Liability

         The bottling and distribution of bottled water products entails a risk of product liability, including liability due to the presence of contaminants in its products. The Company maintains insurance coverage against the risk of product liability and product recall. However, the amount of the insurance carried by the Company is limited, the insurance is subject to certain exclusions and may or may not be adequate. In addition to direct losses resulting from product liability and product recall, the Company may suffer adverse publicity and damage to its reputation in the event of contamination which could have a material adverse effect on sales and profitability.

Dependence on Trademarks

         The Company has obtained a trademark on the Aqua Clara trademark, and has applied for federal registrations for other proposed trademarks. The Company believes that its registered and common law trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and to market its products. There can be no assurance that the Company's trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using the trademarks, any of which could have a material adverse effect on the Company.

Government Regulation

         The Company's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. These laws and regulations and their interpretation and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Failure to comply with such laws and regulations could result in fines against the Company, a temporary shutdown of production, recalls of the product, loss of certification to market the product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. Any such event could have a material adverse effect on the Company. See "Business -- Regulation."

Lack of Inventory

         The Company intends to maintain a limited amount of finished product inventory. An event causing the Company's facilities to shut down, even for a short period, would result in an inability to fill customer orders and accordingly would have a material adverse effect on the Company's revenues and customer relations.

Consumer Preferences

         The Company believes that the most important factor in the growth of natural water products has been a change in consumer preferences. Consumer preferences may be influenced, however, by the availability and appeal of alternative beverages or packaging as well as general economic conditions, among other things. No assurance can be given that consumer demand for oxygen enriched water will exist, grow or will not diminish in the future.

No Cash Dividends

         The Company has not paid any cash dividends on its capital stock. The Company anticipates that its future earnings, if any, will be retained for use in the business, or for other corporate purposes, and it is not anticipated that any cash dividends on the Common Stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities."

Control by Current Shareholders; Anti-Takeover Devices

         Upon the consummation of this Offering, and assuming the conversion of all of the shares into the underlying Common Stock at the rate of $1.875 per share, management will own 34% of the outstanding shares of Common Stock. Accordingly, such persons, acting in concert, may be able to elect all of the Company's directors, increase the Company's authorized capital, dissolve, merge or sell the assets of the Company and generally direct the affairs of the Company. See "Principal Shareholders."

         In addition, certain provisions in the Company's Articles of Incorporation and certain provisions of applicable Colorado law may, under certain circumstances, have the effect of discouraging, delaying or preventing
a change in control of the Company.  See "Description of Securities -- Preferred
 Stock."

No Prior Public Broad Market

         Prior to this Offering, the Company's Common Stock has traded on the NASDAQ OTC Bulletin Board under the symbol "AQCB." Although the Company intends to apply at some future time to have the Common Stock included in the Nasdaq SmallCap(R) Market, it does not currently meet the requirements for such listing and there can be no assurance that the application will be successful nor that a broad market in the Common Stock will develop, or, if such a market develops, that it will be sustained. There can therefore be no assurance as to when, if at all, investors will be able to liquidate their investment in the Company.

Nasdaq Stock Market and Market Illiquidity

         The Company's Common Stock does not meet the current Nasdaq listing requirements for the SmallCap(R) Market. If the Company is unable to satisfy Nasdaq's requirements for listing, trading, if any, the Common Stock will continue to be conducted on the NASD's OTC Bulletin Board, established for securities that do not meet the Nasdaq SmallCap(R) Market listing requirements. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

Risks of Low-priced Stocks; Penny Stock Regulations

         Until such time, if any, that the Company's securities are listed on The Nasdaq SmallCap(R) Market or a registered U.S. securities exchange they will continue to be subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.
Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this Offering to sell any of the Common Stock acquired pursuant to this Memorandum in the secondary market. The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock if the Common Stock is listed on The Nasdaq SmallCap(R) Market and has certain price and volume information provided on a current and continuing basis, or meets certain minimum net tangible assets and other criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. If the Company's Common Stock continues to be subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

Shares Eligible for Future Sale

         All but 2,823,850 of the presently issued and outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. Rule 144 governs resales of such restricted securities for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer of its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company. Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company (the "Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least one year would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements. If a broad public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock.

Risks Associated with Forward-looking Statements

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Company's planned national marketing campaign and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) the ability of the Company to obtain a meaningful degree of consumer acceptance for its products and future products, (ii) the ability of the Company to market its products and future products on a national basis at competitive prices, (iii) the ability of the Company to develop brand-name recognition for its products and future products, (iv) the ability of the Company to develop and maintain an effective sales network, (v) success of the Company in forecasting demand for its products and future products, (vi) the ability of the Company to maintain pricing and thereby maintain adequate profit margins, (vii) the ability of the Company to achieve adequate intellectual property protection for the Company's products and future products and (viii) the ability of the Company to obtain and retain sufficient capital for its future operations.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will market and provide products on a timely basis, that the Company will retain its principal customer, that there will be no material adverse competitive or technological change in conditions in the Company's business, that demand for the Company's products will significantly increase, that the Company's President will remain employed as such by the Company, that the Company's forecasts accurately anticipate market demand, and that there will be no material adverse change in the Company's operations or business or in governmental regulations affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, which may also materially adversely affect the Company's results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved.
See "Management's Discussion and Analysis" and "Business."

                                                  DIVIDEND POLICY

         The Company has not paid any dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

         The Company is obligated to pay to holders of Series A Preferred Stock an 8% annual dividend, equal to $80.00 per share, payable on each July 1 commencing on July 1, 1998. In the option of the Company it may pay such dividend in shares of Common Stock valued at the Conversion Rate in effect on July 1, 1998. No dividends may be paid on the Common Stock unless dividends have been paid to the holders of Series A Preferred Stock.

                                           MARKET PRICE OF COMMON STOCK

         The Company's Common Stock has been listed on the NASD OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "AQCB" since August 21, 1997. On January 13, 1998 the closing bid price as reported by the Electronic Bulletin Board was $2.875.

         The following table sets forth the high and low bid prices for the Common Stock as reported on the Electronic Bulletin Board for each quarter since August 21, 1997, for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

       Quarter Ended                        High                     Low


       September 30, 1997                   4.50                   1.8437
       December 31, 1997                   4.0625                   2.00


                                       MANAGEMENT'S DISCUSSION AND ANALYSIS
Results of Operations

                  The Company's sales commenced in April 1997 with the introduction of its 5 gallon bottled water service. In the nine months ended December 31, 1997 the Company had $120,367 in sales from this business. Revenues are comprised of cooler rentals and water sales, and are expected to continue at about $20,000 per month during calendar 1998. The Company intends with the proceeds of its recent offering of Series A Preferred Stock to enter the PET bottled water market and is actively seeking a purchaser for its 5 gallon water business.

                  It is anticipated that sales of PET products will not commence until April 1998. The Company has no agreements in place with distributors for its PET bottled water products and there can be no assurance as to future operating revenues from this business. The Company's operating loss from its 5 gallon water business and general and administrative expenses are expected to be approximately $80,000 per month in calendar 1998.

                  General and administrative expenses related to the expansion of the Company's business are expected to be less than $10,000 per month. The Company does not intend to manufacture PET water products without firm orders in hand for its products. However, the Company intends to expand approximately $300,000 over the next twelve months in advertising, marketing and distribution costs, which amounts are expected to be expended prior to the receipt of significant revenues. There can be no assurance as to when, if ever, the Company will realize significant operating revenues nor attain profitability, if ever.

Liquidity and Capital Resources

                  As of December  31, 1997,  the Company had working  capital of approximately $1,450,000, most of which was comprised of cash. In December 1997 the Company completed a private offering of Series A Convertible Preferred Stock. The proceeds of the offering were and are being used to refurbish its Clearwater facility ($300,000), acquire water treatment and processing equipment, and oxygen enhancement and bottling equipment ($750,000) and marketing ($250,000) and the remainder for general and administrative expenses and working capital. Management believes that the cash on hand, together with cash generated from operations, will be sufficient to meet the Company's cash requirements until at least December 31, 1998. However, in the event the Company's business expands beyond the Company's internal projections, or in the event the Company encounters unforeseen difficulties occasioned by increased competition, inability to obtain distribution contracts, or other factors, the Company may be required to obtain additional capital on terms which cannot be foreseen at this time. The Company has no plans or arrangements with respect to additional capital sources.

                  The Company has no lines of credit available to it at this time. Inflation has not had a significant impact on the Company's results of operations.

                                          BUSINESS AND PLAN OF OPERATION

General

          Aqua Clara Bottling & Distributors, Inc., a Colorado corporation (the "Company") organized on July 29, 1996 is the successor to Pocotopaug Investment, Inc., a Florida corporation and the Company's operating subsidiary, was ("Pocotopaug"). Pocotopaug was organized in August 1995 by John S. McAvoy. The Company produces and sells non-sparkling purified drinking and distilled and natural spring water products.

          Since April 1997, the Company has generated revenues from its 5 gallon home and office delivery business, but the Company intends to focus its future operations in the sale of oxygen enriched water packaged in PET containers ranging from .5 liter to 1.5 liters, and to specialize in oxygen enriched water; with 40 parts per million (ppm) of oxygen, compared to 7 ppm for tap water. Oxygen richness imparts a light and crisp taste and management believes that oxygen enriched water is healthier, although no studies have been made to underlie this conclusion.

          According to Beverage Marketing, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over 3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future. PET (an acronym for polyethylene terephthalate, a premium clear plastic) packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging.

Industry Overview

          The U.S. bottled water market is comprised of three segments: domestically produced non-sparkling water, domestically produced sparkling water and imported water, which constituted approximately 65%, 21% and 14%, respectively, of 1996 U.S. bottled water wholesale sales, according to Beverage Marketing. The domestically produced non-sparkling water category includes natural spring water obtained from naturally occurring springs, well water, distilled water and purified water. Unlike other beverages, bottled water serves both as a tap water substitute and a refreshment beverage.

          According to Beverage Marketing, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over 3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future. PET-packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. The Company's revenues have been derived from 5-gallon delivered water, but in the future PET-packaged products are expected to comprise the most significant portion of revenue. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States.

          Consumer Trends. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging. Bottled water, particularly when packaged in premium PET bottles with sport caps, appeals to consumers who are sports enthusiasts or whose lifestyles are oriented to health and fitness. According to Beverage Marketing, consumers' concern over the quality of municipal water supplies has contributed to an increase in bottled water consumption. Bottled water has also become an alternative to other beverages, including soft drinks. According to Information Resources, Inc. ("IRI"), total U.S. gallons sold of soft drinks through food store channels has increased approximately 10%
from 1994 through 1996. Over the same time period, gallons sold of ready-to-drink juices have increased approximately 1%. In contrast, non-sparkling bottled water gallons sold have increased approximately 21% from 1994 to 1996, according to Beverage Marketing. Bottled spring water is natural and caffeine and additive free. These attributes and the increased availability of convenient packaging for natural spring water have contributed to the increase in bottled water consumption.

          Distribution Channels. Non-sparkling bottled water is generally sold to end users through four channels. According to Beverage Marketing, the total share of the bottled water market for each channel is as follows: (i) off-premise retail, which consists of supermarket, convenience store and drug store chains and other similar retail outlets (44.9%); (ii) home and office delivery which primarily consists of 5 gallon containers (39.0%); (iii) on-premise retail, which includes restaurants, delicatessens and other similar sites (8.3%); and (iv) vending (7.8%).

          Non-sparkling   bottled  water  is  generally  delivered  to  customer
locations through direct-store-delivery ("DSD") or warehouse distribution systems. DSD involves delivery of the product directly to the store's location where consumers may purchase the product. Warehouse distribution systems involve the delivery of truckloads of palletized products to the warehouses of regional customers which, in turn, deliver the product directly to the customer's retail sales locations.

          Private Label. Private label products have become increasingly popular among retailers and other customers. For example, supermarket sales of private label products grew 8.5% in 1996 versus 1.4% growth among branded products, according to IRI. Retailers benefit from having a range of private label and branded products as well as from the customer affinity developed from the reinforcement of the retailer's own brand. Other non-retailing customers find it more efficient to source products from a private label manufacturer than to produce the products themselves. Both types of customers often choose private label bottled water producers on the basis of price, consistent product quality, packaging capability, distribution capability and customer service.

          Consolidation. The trend toward consolidation in the bottled water industry is evidenced by the reduction in the number of bottled water filling locations and the corresponding increase in volume produced at most locations over the past ten years. According to Beverage Marketing, in 1996 there were approximately 350 filling locations in the United States versus approximately 425 in 1986, a decrease of 17.6%. The number of filling locations with sales over $75 million doubled to eight from 1995 to 1996. Larger companies are seeking to expand their share within a market, obtain broader distribution and achieve economies of scale with larger volume production.

Products

          Five Gallon Home and Office Delivery. Although the focus of the Company's business will be the production and distribution of oxygen enriched water, the Company has an active 5 gallon home and office delivery business. The Company delivers spring, purified drinking and distilled waters to Pinellas County businesses and homeowners. The Company owns state-of-the art water coolers, which it rents to its 5 gallon customers. The Company began its 5 gallon distribution business in April, 1997. The Company is considering whether to sell or retain this business.

          Oxygen Enriched Bottled Water. The Company's primary focus will be the production/distribution of oxygen enriched bottled water in small package, PET, containers ranging in size from .5 liter to 1.5 liters. The points of purchase will include grocery stores, convenience stores, gas station markets, health spas and vitamin/health food stores.

          The Company's oxygen enriched bottled water will be made by combining super purified water and oxygen. Through water purification processing the source water will be reduced to 1-2 parts per million of total dissolved solids and then oxygen will be introduced through a unique, proprietary process. As a point of reference, the Food and Drug Administration's (FDA) definition of distilled water is 5 parts per million or less of total dissolved solids. As such, the base water will be of distilled quality, although the distillation process will not be used.

          The Company's market research, undertaken by a non-affiliated research firm, has indicated that no specific medical claims have to be made to consumers with regard to its product. According to this market research the public will readily accept the necessity and benefits of both highly purified water and oxygen.

          There are no significant competitors producing oxygen enriched bottled water. The Company knows of two other entities that are attempting to produce and distribute oxygen enriched bottled water. None of the well-established traditional bottled water distributors has an oxygen enriched bottled water product.

          The Company's oxygen enriched water will contain approximately 40 parts per million of oxygen. Normal water contains approximately 7 parts per million of oxygen. As such, the Company's oxygen enriched bottled water will contain approximately 500 - 600% more oxygen. Oxygen is literally the breath of life; oxygen is a natural energizer and body purifier. Oxygen is odorless and tasteless, as well as non-carbonated. As such, the Company's water tastes like a fine premium bottled water - light and crisp. Oxygen does not produce the unhealthy "jolt" associated with caffeine products. Rather, it is believed to create a feeling of physical well-being and mental clarity. There can be no assurance, however, that the Company's products will achieve consumer acceptance. Consumer preferences are inherently subjective and subject to change.

          Oxygen is currently in the public view as an "additive" to a range of consumer products. There are currently oxygen bars in Toronto, New York City and the Los Angeles area. Oxygen in beverages has received recent widespread media coverage through television, radio and print media.

          Initially, the Company will not carbonate or flavor its water. After the introductions of Company's oxygen enriched bottled water product, the introduction of a new product with natural flavoring or carbonation will be considered. Likewise, the Company will consider the infusion of beneficial herbs. The Company will also consider the production of super oxygen enriched sports drinks, providing even higher levels of oxygen, to be marketed at a higher price. The Company will utilize a distinctive bottle and label for its water products.

Strategy

          The Company's objective is to build a product enriched water in Florida, concentrating on the Tampa area, and then expand nationally. Aspects of the Company's strategy include the following.

          The Company intends to enter into joint ventures with 2-4 distribution partners. No joint ventures have been entered into as of the date of this prospectus. The Company will work very hard to develop and stabilize these relationships in order to ensure their success. Thereafter, the Company will use these successful third party distributors, as well as its own production/distribution facility, as operational models. The Company then intends to expand into multiple markets.

          The Company's oxygen enriched small packaged bottled water product will primarily be sold through retail outlets, including convenience stores, gas station markets, grocery stores, health food stores, and health spas. However, secondary distribution will be effected through vending and private labeling. Neither vending nor private labeling have the attendant costs of direct retailing, while they do have the benefit of increasing the production volume and thereby increasing the production margins.

          Although the Company will distribute its own product in certain areas, primarily the Company will sell to qualified third party distributors. These third party distributors will have the right to distribute to retail outlets in defined geographic areas. A large number of potential distributors have already contacted the Company regarding potential distribution of its oxygen enriched bottled water. The Company is discussing distribution possibilities at this time but has no contracts for distribution.

Production

          The three components of production are the building, the water processing and bottling equipment, and the labor force.

          Building. The Company currently owns a 10,800 sq. foot building located on 2.1 acres in Clearwater. The Company has already obtained the necessary permitting and exemptions to remodel and use its building as a bottling and distribution facility. The demolition and asbestos abatement have been completed. Architectural renderings are completed and paid for.Major Building Company, a regional building contractor, has been hired to remodel the Company's bottling facility.

          Equipment. The Company has investigated and inspected various equipment to comprise various sized plants. The equipment can be divided into two general categories - water processing and bottling. The water processing equipment will not vary significantly from plant to plant, while the bottling equipment will vary depending on the size of the plant to be constructed. A medium size plant is capable of producing 1,920 cases per 8 hour shift, while running at 80% capacity. The Company is under contract for delivery of all of the equipment.

          Water processing and bottling equipment for a medium size plant costs approximately $750,000. These costs include shipping, installation and initial technical training. The equipment has been ordered, and is scheduled to be received and installed at the end of February, 1998.

Labor Force

          The larger and faster the bottling line, the less manpower is required due to increased automation. In general, the bottling facility will require four employees per shift.

Water Sources

         Under FDA guidelines, bottled water must contain fewer than 500 parts per million ("ppm") in total dissolved solids. Varying amounts of solids provide different tastes to water. The Company uses FDA and International Bottled Water Association approved water sources.

       Upon delivery to the Company's facilities, water is filtered through 0.2 micron filters and then ozonated during storage in stainless steel storage tanks. Ozone is an unbalanced form of oxygen which, unlike regular oxygen, kills bacteria and micro-organisms 3,000 times faster than chlorine. Unlike chlorine, ozone naturally breaks down to simple oxygen in a few hours and leaves no traces or residues. At the Clearwater facility, the source water runs through a number of filtration, ion exchange, and reverse osmosis processes by which it is reduced to a very pure 1-2 parts per million of total dissolved solids. Water is oxygenated by first removing dissolved gasses from the water following which medical grade oxygen is infused through a proprietary process. The water is then piped to the clean room bottling area where the various products are filled and capped. The residual ozone in the bottled products sanitizes the containers as well as the water, making certain the water is pure. The clean room is filled and pressurized with air from two high-volume HEPA (High-Efficiency Particulate
Air) air handlers that filter 99.97% of particulates out of the air.

       The manufacturing process is designed to be highly automated. Bottles are mechanically de-palletized, cleaned, rinsed, filled and capped. The bottles are automatically labeled, tamper banded, assembled and packed in cases. After palletizing and stretch wrapping, the product is either loaded directly onto a truck for immediate shipment or is stored in a warehouse for future shipment. Most products are shipped within 48 to 72 hours after production via outside carriers.

       The Company will maintain exacting internal quality control standards. Each batch of water will be tested according to FDA and International Bottled Water Association standards.

       The Company will seek to have its products certified by the National Sanitation Foundation (the "NSF"), an independent agency serving industry, government and consumers in areas relating to public health and the environment. The NSF conducts annual unannounced inspections and extensive product and raw material testing.

Competition

       The bottled water industry is highly competitive. According to Beverage Marketing, there are approximately 350 bottled water filling locations in the United States with sales increasingly concentrated among the larger firms. According to Beverage Marketing, the ten largest bottled water companies accounted for approximately 58.4% of wholesale dollar sales in 1996. Nearly all of the Company's competitors are more experienced, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. On a national basis, the Company competes with bottled water companies such as The Perrier Group of America, Inc. (which includes Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Zephyrhills Natural Spring Water, Deer Park, Great Bear and Ice Mountain) and Great Brands of Europe (which includes Evian Natural Spring Water and Dannon Natural Spring Water). The Company also competes with numerous regional bottled water companies located in the United States and Canada. AquaPenn has chosen to compete by focusing on innovative packaging, customer service and pricing.

Trademarks

       The Company has registrations in the U.S. Patent and Trademark Office for the trademarks that it uses, including Aqua Clara. The Company believes that its common law and registered trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and market its products. There can be no assurance that the Company's common law or registered trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using the trademarks, any of which could have an adverse effect on the Company.

Regulation

       The Company's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. The Company's bottled water must satisfy FDA standards, which may be periodically revised, for chemical and biological purity. The Company's bottling operations must meet FDA "good manufacturing practices," and the labels affixed to the Company's products are subject to FDA restrictions on health and nutritional claims. In addition, bottled water must originate from an "approved source" in accordance with federal and state standards.

       State health and environmental agencies, such as the Florida Department of Agriculture and consumer services, also regulate water quality and the manufacturing practices of producers.

       The Company's products will satisfy all applicable state and federal requirements and therefore will be permitted to sell its bottled water in all 50 states. These laws and regulations are subject to change, however, and there can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Although the Company believes that its water supply, products and bottling facilities are and will be in substantial compliance with all applicable governmental regulations, failure to comply with such laws and regulations could have a material adverse effect on the Company.

Legal Proceedings

       The Company is not a party to any material legal proceedings, except as set forth below. On November 5, 1997 Life International Products, Inc., a competitor of the Company, filed a complaint in the Circuit Court of Collier County Florida against the Company and Corporate Relations Group alleging false and unfair competition under the Lanham Act, false and misleading advertising under Florida law, common law unfair competition and injunctive relief. In summary, the complaint alleges that the Company has made claims about its current and future business plans. The Company believes that the lawsuit is wholly without merit, and is procedurally defective in that the plaintiffs lack standing to file suit, among other defects. The Company has not answered the complaint. Rather, the Company's attorneys have filed a motion to dismiss and are awaiting the court's ruling.

Employees

       The Company currently employs approximately 11 full-time employees, none of whom are covered by collective bargaining agreements. During peak production periods, the Company supplements its full-time work force with part-time employees. The Company believes that its relations with its employees are good.


                                                    MANAGEMENT

       The following table sets forth certain information with respect to the executive officers and directors of the Company. Each director holds such position until the next annual meeting of the Company's shareholders and until his respective successor has been elected and qualifies. Any of the Company's officers may be removed with or without cause at any time by the Company's Board of Directors.

Directors and Executive Officers

       The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. The following are the directors and executive officers of the Company.

       John S. McAvoy, 48, has served as President and CEO of the Company since its inception in August 1995 and has been an integral part of the development of this project.  Mr. McAvoy had been a practicing attorney for 20
years. Mr. McAvoy formerly ran a 2,000 acre farm in California which employed 25 to 150 employees, depending on the season. Mr. McAvoy is a former owner of Property Management, Inc. in San
 Francisco, which was
responsible for the operation and maintenance of a ten-story San Francisco office building.

       John C. (Jack) Plunkett, 49, has been a Director and the Vice President/Chief Operating Officer and Secretary of the Company since November 1, 1996. Mr. Plunkett is a graduate of the U. S.
 Naval Academy where he received
a degree in naval engineering in 1970. Since 1984 Mr. Plunkett has served as a consulting engineer with Science
Applications International Corporation, a two-billion dollar per year employee-owned consulting firm in the defense, space, energy, medical and transportation fields. Mr. Plunkett was responsible for business development and project management of multi-million dollar contracts. Additionally, Mr. Plunkett is the principal in Sea Trails Shoppes, Inc.,
a commercial real estate development consisting of retail, office and restaurant space and since 1995 has served as
President and Managing Partner of this entity.

       Rand L. Gray, 50, has been Chief Financial Officer since July 1997. Mr. Gray is a graduate of Western Michigan University and attended Notre Dame University Graduate School. Mr. Gray served as Chief Financial Officer/Senior Vice President with Felicione International, a wholesale fish distributor, from 1990 to 1996, and was Executive Vice President/Chief Financial Officer with Behstev Inc., International, a modified asphalt manufacturer and distributor, from 1985 to 1989. From 1979 to 1985 he was a Divisional Vice President/Controller for Diamond International (Fortune 500), a printed products manufacturer and distributor; and Litton Industries (Fortune 400), a printed products manufacturer and distributor and as Vice President of Finance/CFO for D.H.C., Inc., a manufacturer and distributor of modular homes. Mr. Gray has been an accountant and business manager for over twenty-five years.

        Robert Guthrie, 74, has served as Director of the Company since May, 1997. Mr. Guthrie is an attorney licensed to practice in Florida with affairs in Seminole, Florida. Mr. Guthrie also serves as a Director of the Rivellas Community Bank.

       The Company also retains consultants with experience in the bottled water industry experience on the issues of processing and bottling.

       The Company has entered into one-year employment agreements with each of Messrs. McAvoy, Plunkett and Gray,as amended, providing for salaries of $77,000 each. Mr. McAvoy and Mr. Plunkett have orally agreed and Mr. Gray has agreed in his written employment contracts to defer $25,000 of such compensation until such time as the Company's cash flow permits. The agreements provide in the case of Messrs. Plunkett and Gray for the issuance of, respectively, 100,000 and 50,000 shares of common stock each year for five years for each year of service, up to 500,000 and 250,000 shares, respectively. The Company also agreed to grant stock options to Mr.
Plunkett and Mr. Gray equivalent to those granted to Mr. McAvoy.

                                              PRINCIPAL SHAREHOLDERS

       The following table sets forth information relating to the beneficial ownership of Company Common Stock as of the date of this Prospectus by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (ii) each of the Company's directors and executive officers, and (iii) all of the Company's directors and executive officers as a group. The Percentage After Offering assumes the conversion of all shares of Series A Preferred into 1,333,334 shares of common stock.

                                                                           Percentage               Percentage
    Name and Address(1)                        Common Stock              Before Offering          After Offering

    John S. McAvoy                                1,837,900                     32.9%                     25.7%
    10720 72nd Street North
    Largo, Florida  33777
    John C. Plunkett(2)                             580,000                      9.5%                      7.6%
    10720 72nd Street North
    Largo, Florida  33777
    Rand L. Gray(3)                                 250,000                      4.3%                      3.4%
    10720 72nd Street North
    Largo, Florida  33777

    Robert Guthrie                                   25,000                       .4%                       .3%
    Corporate Relations Group, Inc.(4)              350,000                      6.0%                      4.9%
    1801 Lee Road, Suite 301
    Winter Park, Florida 32709

    All Directors and Executive                   2,692,900                     42.5%                     34.0%
      Officers as a Group (4 persons)

(1) Unless otherwise noted below, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.
(2) Includes 500,000 shares issuable to Mr. Plunkett upon satisfactory completion of this employment agreement over 5 years vesting at the rate of 20% of the shares each year. See "Management."
(3) Includes 250,000 shares issuable to Mr. Gray upon satisfactory completion of this employment agreement over 5 years vesting at the rate of 20% of the shares each year. See "Management."
(4) Includes options to purchase 250,000 shares. See Note 4 to the table under the caption "Selling
         Shareholders."

                                               CERTAIN TRANSACTIONS

         Mr. McAvoy founded Pocotopaug Investment, Inc. ("Pocotopaug") as a Florida Corporation in August 1995.
(Pocotopaug means "Clearwater" in a local indian dialect). Pocotopaug was capitalized in 1996 by $323,500 in bridge loans.

         Aqua Clara Bottling and Distribution, Inc., was incorporated on July 29, 1996 in the State of Colorado and issued 835,000 shares of common stock and 27,500 shares of preferred stock to various investors for total consideration of $3,167.50. The preferred stock has since been retired. The offering was made under Rule 504 as an offering exempt from registration under the Securities Act of 1933.

         On November 1, 1996, the directors and officers of Aqua Clara resigned and were replaced by Messrs. McAvoy and Plunkett. On November 23, 1996, Aqua Clara issued 1,645,250 shares of common stock to Mr. McAvoy in exchange for all of the outstanding shares of Pocotopaug and issued 44,872 shares to Danny L. Wey. Unless otherwise noted, all references to the Company in this Prospectus include the consolidated entity of Aqua Clara and Pocotopaug.

         On March, 1997, the Pocotopaug bridge investors exchanged their $323,500 in convertible debt into 796,500 shares of Company common stock under Rule 504. On March 1997, the Company issued 259,500 shares to persons for services rendered valued at $25,950. From December 27, 1996 to March 1997, the Company issued 1,283,000 shares of common stock in an offering under Rule 504 for $.50 per share.

         In December, 1997, the Company issued 20,000 restricted shares of common stock to Olympus Capital for consulting services rendered prior to September 30, 1997. In December, 1997, the Company issued 75,000 restricted shares of common stock to Olympus Capital for consulting services rendered pursuant to a one-year consulting contract dated October 30, 1997.

         In December, 1997, the Company issued 200,000 shares of restricted common stock to each of Gulf Atlantic Publishing and Arrow Marketing for advertising services and creative design of marketing materials respectively.

         Gulf Atlantic Publishing and Arrow Marketing purchased these 400,000 shares of $.25 per share pursuant to a September, 1997 option agreement.

         On November 17, 1997 the Company entered into a Lead Generation/Corporate Relations Agreement with Corporate Relations Group "CRG" pursuant to which the Company has paid CRG $400,000 and by which the Company has agreed to pay CRG an additional $400,000 upon the Company raising its next tranche of $2,500,000. Additionally, the Company agreed to issue options to purchase 250,000 shares of common stock under the following terms:

Number of Shares                       Exercise Price                 Expiration Date

50,000                                     $     3.50                        11/17/98
50,000                                           4.20                        11/17/99
50,000                                           4.70                        11/17/00
50,000                                           5.60                        11/17/01
50,000                                           7.00                        11/17/02


        The Company agreed to issue 100,000 restricted shares to CRG, such shares to be returned should the Company file and cause to be effective a registration statement for the shares underlying the options within 120 days of the date of the agreement. CRG was also granted piggyback rights for these shares which have been escrowed with the Company's legal counsel.

        Mr. John McAvoy has loaned the Company amounts for working capital. The loans are represented by promissory notes due on demand and bearing interest of 6%. None of the loans have been repaid. The total owed is $15,000 with $1,500 loaned on March 15, 1996, $9,000 loaned on April 17,1996, $4,000 loaned on July 19, 1996, and $500 loaned without a formal promissory note.

                                               SELLING SHAREHOLDERS

          The shares of Common Stock of the Company offered by the Selling Shareholders (the "Shares") will be offered at market prices, as reflected on the Electronic Bulletin Board, or on the Nasdaq Small Cap Market if the Common Stock is then traded on Nasdaq. The shares include 195,000 shares currently outstanding as well as shares being offered by the holders upon conversion of the Series A Preferred and 250,000 shares issuable upon exercise of options. The aggregate number of shares offered for resale upon conversion of the Series A Preferred will be based on the conversion rate in effect at the time of conversion. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions.

          The number of shares of Common Stock issuable upon conversion of each of the 2,500 shares of Series A Preferred, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is $1,000 divided by the lower of (a) 65% of the closing bid price of the Common Stock on NASDAQ averaged over the five trading days immediately prior to the date of conversion, or (b) $1.875. Based upon an assumed conversion price of $1.875 per share, 533.33 shares of Common Stock would be issuable per share of Series A Preferred. Except as noted, the Selling Shareholders do not own any Common Stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between the Company and any Selling Stockholder is set forth below.

                                                               Number of         Number of
                                                               Shares of       Common Shares       Percent
                                                               Series A        Beneficially        Before
    Shareholder                                                Preferred           Owned          Offering
Olympus Capital, Inc.(1)                                               200            201,667           3.5%
Barry Seidman                                                          500            266,667           4.6%
Arnold Zousmer                                                         500            266,667           4.6%
James W. Spratt II(1)                                                   25             13,333              *
Hassan Abdul SA(2)                                                     250            133,333           2.4%
C.A. Opportunidad SA(2)                                                250            133,333           2.4%
Joseph Sloves                                                           25             13,333              *
Philip Holstein, Jr.(3)                                                 20             10,667              *
Castle Creek Valley Ranch
  Defined Benefit Pension Plan(3)                                       20             10,667              *
Peak Financial, Inc.                                                    30             16,000              *
Lee & Rick's Oyster Bar #2, Inc.                                        50             26,667              *
Bruce R. Knox                                                           75             40,000              *
Frederic A. Lenz                                         75               40,000             *
Tom Richardson                                                          15              8,000              *
Charles Kerr                                                            15              8,000              *
Passy Holding                                                          150             80,000              *
James Skalko                                                           200            106,667           1.4%
Ed Leinster                                                            100             53,333           1.0%
Corporate Relations Group, Inc.(4)                                       0            350,000           6.1%
TOTAL                                                                2,500          1,778,334          24.4%

(1) The controlling shareholder of Olympus Capital, Inc. is James W. Spratt III, the son of James W. Spratt II.
        Includes 95,000 shares of Common Stock already held by Olympus Capital, Inc.
(2) Jose Antonio Gomez is the principal shareholder of Hassan Abdul SA and C.A. Opportunidad, S.A.
(3) Mr. Holstein is the trustee of the Castle Creek Valley Ranch Defined Benefit Pension Plan.
(4) Messrs. Joe H. Landis and Paul Serluco are the officers of Corporate Relations Group, Inc. Includes 100,000 shares held in escrow (see "Certain Transactions") and options to purchase 250,000 shares.

                                             DESCRIPTION OF SECURITIES

Common Stock

          The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, no par value per share, of which 5,579,122 shares were outstanding as of the date of this Prospectus, including 100,000 shares held in escrow. See "Certain Transactions." Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of Series A Preferred Stock. Holders of Common Stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock will be, when issued and delivered, fully paid and non-assessable issuable upon conversion of the Preferred Stock.

Preferred Stock

          The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, no par value, of which 2,500 shares of Series A Preferred Stock will be outstanding. The Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock at an initial Conversion Rate, subject to adjustments, at a number of shares of Common Stock equal to $1,000 divided by the lower of (i) Sixty-Five Percent (65%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date (defined below) or (ii) $1.875, increased proportionally for any reverse stock split and decreased proportionally for any forward stock split or stock dividend. Market Price for any date shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market if other than Nasdaq. The holders of Series A Preferred have no voting rights, and have a liquidation preference of $1,300 per share over the Common Stock. Dividends on the Series A Preferred are payable at the rate of 8% per annum ($80 per share of Series A Preferred Stock) payable on each July 1, in either cash, or in the option of the Company, Common Stock valued at the Conversion Rate. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

          The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors may issue additional preferred stock in future financings.

          The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

          The Company intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

          The transfer agent for the Common Stock is Jersey Transfer and Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044 and its telephone number is (973) 239-2712.

                                                   LEGAL MATTERS

          The legality of the Shares offered hereby will be passed upon for the Company by Hand & Hand, a law corporation, Dana Point, California.

                                                      EXPERTS

          The audited financial statements included in this Prospectus as of and for the years ended March 31, 1997 and the period Inception (August 17, 1995) to March 31, 1996 have been audited by Pender Newkirk & Company, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          Aqua Clara Bottling & Distribution, Inc.
                                                  and Subsidiary
                                         (A Development Stage Enterprise)

                                         Consolidated Financial Statements

                                    Periods August 17, 1995 (Date of Inception)
                                             Through December 31, 1997




Contents

Independent Auditors' Report on Consolidated Financial Statements         F-2

Consolidated Financial Statements:

         Consolidated Balance Sheets                                       F-3
         Consolidated Statements of Operations                             F-4
         Consolidated Statements of Changes in Stockholders' Equity        F-5
         Consolidated Statements of Cash Flows                             F-6
         Notes to Consolidated Financial Statements                F-7 to F-13

Independent Auditors' Report



Board of Directors
Aqua Clara Bottling & Distribution, Inc.
         and Subsidiary (A Development Stage Enterprise)
Largo, Florida


We have audited the accompanying consolidated balance sheet of Aqua Clara Bottling & Distribution, Inc. and Subsidiary (a development stage enterprise) as of March 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended and for the periods August 17, 1995 (date of inception) through March 31, 1996 and 1997. These consolidated financial statements are the responsibility of the management of Aqua Clara Bottling & Distribution, Inc. and Subsidiary. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of March 31, 1997 and the results of its operations and its cash flows for the year then ended and for the periods August 17, 1995 (date of inception) through March 31, 1996 and 1997 in conformity with generally accepted accounting principles.




Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
January 9, 1998



                                     Aqua Clara Bottling & Distribution, Inc.
                                                  and Subsidiary
                                         (A Development Stage Enterprise)

                                            Consolidated Balance Sheets

                                                                             March 31,     December 31,
                                                                               1997            1997
Assets                                                                                      (Unaudited)
Current assets:
    Cash                                                                   $    391,281    $   1,253,633
    Accounts receivable, trade                                                                    47,024
    Investment securities                                                         1,000
    Inventory                                                                                      3,684
    Prepaid assets                                                                1,091          413,888
        Total current assets                                               $    393,372    $   1,718,229


Property, plant, and equipment, net of accumulated
    depreciation                                                                460,227          749,845
Other assets:
    Organizational costs, net of accumulated amortization                        37,356           25,596
    Deposits and other assets                                                    35,760          334,493
        Total other assets                                                       73,116          360,089
                                                                           $    926,715    $   2,828,163

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable, trade                                                $     11,667    $      47,232
    Accrued expenses                                                                903           21,076
    Customer deposits                                                                             17,016
    Note payable and current maturities of long-term debt                        26,342          177,372
Total current liabilities                                                        38,912          262,696


Long-term debt, less current maturities                                         277,433          360,244

Stockholders' equity:
    Preferred stock; no par value; 5,000,000 shares
        authorized; 2,500 shares issued and outstanding                                        2,112,488
    Common stock; no par value; 50,000,000 shares
        authorized; 4,884,122 and 5,579,122 shares issued
        and outstanding at March 31, 1997 and December 31,
        1997, respectively                                                      918,616        1,948,616
    Deficit accumulated during development stage                              (258,246)      (1,549,631)
    Subscription receivable                                                    (50,000)        (306,250)

Total stockholders' equity                                                      610,370        2,205,223

                                                                           $    926,715    $   2,828,163




                            Read independent  auditors' report. The accompanying
                          notes  are  an  integral  part  of  the   consolidated
                          financial statements.




                                     Aqua Clara Bottling & Distribution, Inc.
                                                  and Subsidiary
                                         (A Development Stage Enterprise)

                                       Consolidated Statements of Operations


                                                                          Period
                                                                      August 17, 1995                               From Inception
                                                                    (Date of Inception)     Nine Months Ended           (August
                                                                                                                      17, 1995)
                                                          Year Ended      Through             December 31,                to
                                                        March 31, 1997 March 31, 1996      1997            1996   December 31, 1997


                                                                                         (unaudited) (unaudited)        (unaudited)

Sales                                                   $               $              $     120,367                  $     120,367

Costs and expenses:
    Cost of sales                                                                            122,092                        122,092

    General, administrative, and sales expenses         $     127,185   $     71,645   $   1,257,794  $     110,008   $   1,456,624

    Interest expense                                           50,542          8,874          31,866         23,752          91,282
                                                              177,727         80,519       1,411,752        133,760       1,669,998


Net loss                                                $     177,727   $     80,519       1,291,385        133,760       1,549,631

Net loss per share                                      $         .06   $        .03   $         .25  $         .05   $         .44

Weighted average common shares outstanding                  2,787,931      2,525,122       5,201,304      2,556,515       3,485,717

































                            Read independent  auditors' report. The accompanying
                          notes  are  an  integral  part  of  the   consolidated
                          financial statements.


                                              Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                                  (A Development Stage Enterprise)

                                           Consolidated Statements of Stockholders' Equity

                                             Periods August 17, 1995 (Date of Inception)
                                                      Through December 31, 1997

                                                                                                         Deficit
                                                                                                       Accumulated
                                                                                         Additional      During
                                  Common Stock                  Preferred Stock            Paid-In     Development     Subscription
                              Shares         Amount          Shares        Amount          Capital        Stage         Receivable



Issuance of common stock,
    August 1995                500,000   $       5,000                  $              $      15,250  $               $

Issuance of common stock
    for services,
    August 1995                500,000           5,000                                        15,250

Net loss for period                                                                                        (80,519)


Balance,
    March 31, 1996           1,000,000          10,000                                        30,500       (80,519)

Adjustment for
    recapitalization,
    December 1996            1,525,122          33,668                                      (30,500)

Issuance of common
    stock for services,
    December 1996              279,500          25,950

Common stock issued for
    conversion of notes
    payable, March 1997        796,500         323,500

Common stock issued through
    Regulation D offering,
    March 1997               1,283,000         525,498                                                                     (50,000)

Net loss for period                                                                                       (177,727)


Balance,
    March 31, 1997           4,884,122         918,616                                             0      (258,246)        (50,000)

Collection of subscription
    receivable, April 1997
    (unaudited)                                                                                                              50,000

Issuance of common stock for
    previous and future services
    and $100,000 (unaudited)   620,000       1,030,000          2,500   $  2,112,488                                      (306,250)

Stock issued through Regulation
    D offering, December 1997
    (unaudited)                 75,000

Net loss for period
    (unaudited)                                                                                         (1,291,385)


Balance,
    December 31, 1997
    (unaudited)              5,579,122   $   1,948,616          2,500   $  2,112,488   $           0  $ (1,549,631)   $   (306,250)


                                     Read  independent   auditors'  report.  The
                                   accompanying notes are an integral part of the consolidated financial statements.



                                              Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                                  (A Development Stage Enterprise)

                                                Consolidated Statements of Cash Flows
                                                                          Period
                                                                      August 17, 1995                               From Inception
                                                                    (Date of Inception)     Nine Months Ended      (August 17, 1995)
                                                          Year Ended      Through             December 31,                to
                                                        March 31, 1997 March 31, 1996      1997            1996    December 31, 1997


Operating Activities                                                                     (unaudited)    (unaudited)     (unaudited)
    Net loss                                          $      (177,727)   $   (80,519)   $   (1,291,385)$   (133,760)   $ (1,549,631)
                                                            ---------       --------       -----------    ---------     -----------
    Adjustments to reconcile net loss to net cash used in operating activities:
           Loss on investment                                                                  1,000                          1,000
           Depreciation and amortization                                                      58,340                         58,340
           Issuance of common stock for services               25,950         20,250         623,750         25,950         669,950
           Incurrence of debt for compensation                                                60,517                         60,517
           Effect of pooling                                    3,518                                         3,518           3,518
(Increase) decrease in:
              Accounts receivable                                                           (47,024)                       (47,024)
              Prepaid assets                                  (1,091)                      (412,797)                      (413,888)
              Inventory                                                                      (3,684)                        (3,684)
           Increase (decrease) in:
              Accounts payable                                  4,917                         42,315         41,525          47,232
              Accrued expenses                                (5,467)          6,370          20,173         21,158          21,076


    Total adjustments                                          27,827         26,620         342,590         92,151         397,037


    Net cash used in operating activities                   (149,900)       (53,899)       (948,795)       (41,609)     (1,152,594)


Investing activities
    Deferred offering costs                                                                                (20,000)
    Purchase of investments                                                 (51,004)                                       (51,004)
    Proceeds from sale of investment                           50,004                                         5,004          50,004
    Purchase of property, plant and equipment                (43,978)      (109,499)       (185,654)       (30,041)       (339,131)
    Increase in other assets                                 (65,977)        (7,139)       (298,733)       (41,657)       (371,849)


    Net cash used for investing activities                   (59,951)      (167,642)       (484,387)       (86,694)       (711,980)


Financing activities
    Proceeds from customer deposits                                                           17,016                         17,016
    Proceeds from notes payable to stockholder and
       incurrence of convertible debt                         136,000        202,500         328,757        136,000         667,257
    Payments of long-term debt and obligations
       under capital lease                                   (10,396)          (829)       (312,727)        (7,726)       (323,952)
    Net proceeds from issuance of stock                       475,148         20,250       2,262,488                      2,757,886


    Net cash provided by financing activities                 600,752        221,921       2,295,534        128,274       3,118,207



Net increase (decrease) in cash                               390,901            380         862,352           (29)       1,253,633

Cash, beginning of period                                         380              0         391,281            380               0


Cash, end of period                                     $     391,281   $        380   $   1,253,633  $         351   $   1,253,633


Supplemental disclosures of cash flow information and noncash investing and financing activities

       Cash paid for interest                           $      56,010   $      3,407   $      26,866  $       2,247   $      86,283



    During the year ended March 31, 1997, $323,500 of convertible debt was converted to 796,500 shares of common stock.

    During the period ended March 31, 1996, the Company entered into a purchase money mortgage of $300,000 in connection with the acquisition of property, plant, and equipment.

    The Company owed $6,750, $26,816, and $20,687 on property, plant, and equipment as of March 31, 1997, March 31, 1996, and December 31, 1996, respectively.

    During the year ended March 31, 1997, 100,000 shares of common stock were issued for a $50,000 subscription receivable. During the period ended December 31, 1997, $306,250 of common stock was issued in exchange for services to be performed.

    During the period ended December 31, 1997, the Company incurred a capital lease obligation of $49,731 and debt of $107,563 when the Company acquired new equipment.


                                     Read  independent   auditors'  report.  The
                                   accompanying notes are an integral part of the consolidated financial statements.

                                       Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                               (A Development Stage Enterprise)

                                     Notes to Consolidated Financial Statements

                                  Periods August 17, 1995 (Date of Inception)
                                                      Through December 31, 1997


1.       Organization and Background

On August 17, 1995, Pocotopaug Investment, Inc. (hereinafter referred to as "Pocotopaug") was incorporated under the laws of Florida for the purpose of raising capital to fund the development of products for subsequent entry into the bottled water industry. Pocotopaug has been in the development stage since its formation.

On July 29, 1996, Aqua Clara Bottling & Distribution, Inc. (hereinafter referred to as "Aqua Clara") was incorporated under the laws of Colorado for the purpose of raising capital to fund the development of products for subsequent entry into the bottled water industry. Aqua Clara has been in the development stage since its formation and was virtually inactive until the time of its combination with Pocotopaug, as described below.

In December 1996, the stockholders of Pocotopaug gained control of Aqua Clara and Aqua Clara acquired Pocotopaug in a business combination accounted for as a reorganization of Pocotopaug. Pocotopaug became a wholly owned subsidiary of Aqua Clara through the exchange of 1,690,122 shares of Aqua Clara's common stock for all 1,000,000 shares of the outstanding stock of Pocotopaug. Upon the execution of this transaction, Aqua Clara had 2,525,122 shares outstanding. The accompanying consolidated financial statements have been based on the assumption that the companies were combined for all periods presented.


2.       Significant Accounting Policies

The significant accounting policies followed are:

         The consolidated financial statements include the accounts of Aqua Clara Bottling & Distribution, Inc. and its wholly owned subsidiary, Pocotopaug Investments, Inc. All significant intercompany accounts and transactions have been eliminated.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The Company maintains cash balances in excess of the $100,000 insured by the Federal Deposit Insurance Corporation.

         Inventory is stated at the lower of cost (first-in, first-out) or market.

                                        Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                               (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

                                     Periods August 17, 1995 (Date of Inception)
                                                      Through December 31, 1997


2.       Significant Accounting Policies (continued)

         Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

         Organizational costs are amortized over a period of 60 months.

         Shares of common stock issued for other than cash have been assigned amounts equivalent to the estimated fair value of the service received until the time the Company's stock began trading. At that time, the Company valued the transactions based on quoted prices. The Company records shares as outstanding at the time the Company becomes contractually obligated to issue shares.

         Property, plant, and equipment are recorded at cost. Depreciation is calculated by the declining-balance and straight-line methods over the estimated useful lives of the assets. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property, plant, and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved and any gain or loss is included in operations. No depreciation has been taken as of March 31, 1997 since the property, plant, and equipment have not yet been placed in service.

         Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, investment securities, accounts payable, and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

         Loss per share is based on the weighted average number of common shares outstanding during each period after giving effect to the recapitalization described in Note 1. The Company has implemented SFAS No. 128. There is no effect on the prior loss per share amounts based on this statement. In computing diluted earnings per share, the following were excluded because their effects were antidilutive: options on 250,000 shares; preferred shares convertible into 1,333,334 common shares; and 600,000 contingently issuable shares.

         In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the nine-month periods ended December 31, 1997 and 1996, (b) the financial position at December 31, 1997, and (c) cash flows for the nine-month periods ended December 31, 1997 and 1996, have been made.

                                        Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                                (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

                                     Periods August 17, 1995 (Date of Inception)
                                                      Through December 31, 1997


3.       Property, Plant, and Equipment

Property, plant, and equipment consist of:

                                                             March 31,               December 31,
                                                               1997                      1997
                                                                                      (Unaudited)

         Land                                             $      90,000            $       90,000
         Building (not yet placed in service)                   310,000                   310,000
         Building improvements in process                        60,227                    73,870
         Machinery and equipment                                                          245,399
         Vehicles                                                                          77,156
                                                                460,227                   796,425
         Less accumulated depreciation                                                     46,580
                                                          $     460,227            $      749,845

         Included in deposits is a deposit of approximately $312,000 on machinery which has a total cost of approximately $1,247,000.

         Substantially all of the Company's property, plant, and equipment is pledged as collateral on notes payable as of December 31, 1997.

4.       Notes Payable and Long-Term Debt

Notes payable and long-term debt consist of:

                                                             March 31,               December 31,
                                                               1997                      1997
                                                                                      (Unaudited)
         Mortgage payable;  interest adjustable annually to prime (8.5% at March
           31,  1997);  payable  $2,954  per month  including  interest;  unpaid principal of approximately $238,000 due January 15, 2001;
           collateralized by property and plant           $     288,775            $      280,334
         Stockholder notes payable; 6.0%; due on
           demand; unsecured                                     15,000                    15,000
         Officers unformalized notes payable; interest
           at 6.0%; due on demand; unsecured                                               60,517
         Installment notes payable; interest ranging
           from 10.5% to 11.5%; payments aggregating
           $6,340 per month including interest;
           collateralized by vehicles and equipment                                       137,708
         Obligations under capital lease; payments of
           $2,283 per month                                                                44,057
                                                                303,775                   537,616
         Less amounts currently due                              26,342                   177,372
                                                          $     277,433            $      360,244


                                        Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                               (A Development Stage Enterprise)

                                     Notes to Consolidated Financial Statements

                                     Periods August 17, 1995 (Date of Inception)
                                                      Through December 31, 1997


4.       Notes Payable and Long-Term Debt (continued)

         The following is a schedule (unaudited) by year of the principal payments required on these notes payable and long-term debt (excluding the obligations under capital lease):

         1998                                                                      $      152,538
                                                                                   ==============
         1999                                                                      $       60,528
                                                                                   ==============
         2000                                                                      $       24,410
                                                                                   ==============
         2001                                                                      $      256,083
                                                                                   ==============
         2002                                                                      $        3,410
                                                                                   ==============

5.       Obligations Under Capital Lease

The Company has capitalized rental obligations under a lease of equipment. The obligations, which mature in 1999, represent the total present value of future rental payments discounted at the interest rates implicit in the leases. Future minimum lease payments under this capital lease are:

          Year Ending
         December 31,
          (Unaudited)
             1998                                                 $       27,396
             1999                                                         20,547
         Total minimum lease payments                                     47,943
         Less amount representing interest                                 3,886
         Present value of net minimum lease payments                      44,057
         Less current portion                                             24,834
                                                                  $       19,223

6.       Lease Commitments

The Company rents its operating facility and vehicles under operating leases that expire at various dates from 1998 through 2004. The following is a schedule by year of future minimum rental payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year as of December 31, 1997 (unaudited):

         1998                                                     $       49,600
         1999                                                             15,900
         2000                                                             15,100
         2001                                                              9,500
         Thereafter                                                       22,900
                                                                  $      113,000

Rent expense amounted to approximately $5,000 and $27,000 for the year ended March 31, 1997 and the period ended December 31, 1997 (unaudited), respectively. There was no rent for the periods ended March 31, 1996 or December 31, 1996 (unaudited).

                                        Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                               (A Development Stage Enterprise)

                                     Notes to Consolidated Financial Statements

                                     Periods August 17, 1995 (Date of Inception)
                                                      Through December 31, 1997


7.       Income Taxes

No provision for income taxes is recorded due to the amount of tax losses incurred since inception. The Company had unused net operating loss carryforwards to carry forward against future years' taxable income of approximately $1,370,000, expiring in 2011 and 2012. Temporary differences giving rise to the deferred tax assets consist primarily of the deferral and amortization of start-up costs for tax reporting purposes. Management has established a valuation allowance equal to the amount of the deferred tax assets due to the uncertainty of the Company's realization of this benefit.

The components of deferred tax assets consist of the following:

                                                                          March 31,          December 31,
                                                                            1997                1997
                                                                                            (Unaudited)
         Deferred tax assets:
           Start up costs                                              $        72,000     $       60,000
           Net operating loss carryforwards                                     24,000            515,000

         Gross deferred tax assets                                              96,000            575,000

         Valuation allowance                                                  (96,000)          (575,000)

         Total deferred tax assets                                     $             0     $            0

During 1996 and in 1997, substantial changes of ownership of the Company occurred. Under federal tax law, this change in ownership of the Company will significantly restrict future utilization of the net operating loss carryforwards. Other than the net operating losses which have been limited because of the change in ownership as described above, any other net operating losses will expire if not utilized within 15 years of the year they were incurred.

8.       Commitments and Contingencies

During the period ended December 31, 1997, the Company entered into employment agreements with terms ranging from one to five years with its officers which provide for minimum annual salaries. The one-year agreement has automatic renewal provisions. The total salary commitment under these agreements amounts to $216,000 per year. In addition to salary, these agreements call for the issuance of a total of 750,000 shares of common stock, payable in equal annual installments over five years beginning 90 days from the employment contract date. All unissued shares are to be held in escrow. If the employment relationship between the Company and an officer ceases, all unissued shares are to be transferred back to the Company.

                                        Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                               (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

                                     Periods August 17, 1995 (Date of Inception)
                                                      Through December 31, 1997


9.       Stock

The following is a summary of common stock issued for services and $100,000 during the period ended December 31, 1997 (unaudited):

                                                        Number                     Subscriptions
             Month                                             of Shares       Amount       Receivable
         April 1997                                                70,000   $     35,000
         August 1997                                               50,000         25,000
         September 1997 (including
           $100,000 received)                                     400,000        920,000   $   (306,250)
         October 1997                                             100,000         50,000
                                                                  620,000   $  1,030,000   $   (306,250)

Subscriptions receivable represent the value of stock issued for services to be performed in future periods subsequent to December 31, 1997.

During the period ended December 31, 1997, the Company issued 2,500 shares of Series A convertible preferred stock. These shares are nonvoting, and the holders are entitled to receive an eight percent annual dividend and have a liquidation preference of $1,300 per share. These preferred shares are convertible at any time at the option of the holder into common shares equal to $1,000 divided by the lower of (i) 65 percent of the average market price of the common stock for the five trading days prior to the conversion date, or (ii) $1.875. The Series A preferred shares contain a provision that the Company shall increase the conversion rate by five percent for each of the following occurrences:

1. Failure to file a registration statement under the Securities Act of 1933 covering the common stock within 30 days of closing date;
2. Failure of the registration to become effective within 120 days of closing date; and
3. Failure to issue the common shares within the time limits set forth in the amended articles of incorporation.

These shares, if converted using the aforementioned $1.875, would convert to a maximum of 1,333,334 common shares.

10.      Stock Options

As part of a "lead generation/corporate relations agreement," the Company issued 250,000 options to acquire common stock. These options are exercisable (50,000 annually) over the next five years. The terms of this agreement also call for the Company to issue an additional 100,000 shares should the Company fail to complete the registration of these options within 120 days of this agreement.

The Company applies APB Opinion 25 in accounting for its stock options. There would have been no effect on the net loss and the net loss per share for the period ended December 31, 1997 had compensation cost been determined on the basis of fair value pursuant to FASB No. 123.

                                        Aqua Clara Bottling & Distribution, Inc.
                                                           and Subsidiary
                                               (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

                                     Periods August 17, 1995 (Date of Inception)
                                                      Through December 31, 1997


10.      Stock Options (continued)

Following is a summary of stock option activity for the period ended December 31, 1997 (unaudited):

                                                                  Weighted
                                                   Number of        Average
                                                    Shares      Exercise Price
Outstanding at March 31, 1997                        0
Granted during the period ended
  December 31, 1997                                250,000      $       5.00
                                                  --------
Outstanding at December 31, 1997                   250,000      $       5.00
                                                   ========
Weighted average fair value of options
  granted during 1997                                                $   4.14

The following is a summary of options outstanding at December 31, 1997 (unaudited):


                                                         Weighted
       Exercise               Number                 Average Remaining
         Price               of Shares               Contractual Life               Exercise Date
         $3.50                50,000                         1                    November 17, 1998
         $4.20                50,000                         2                    November 17, 1999
         $4.70                50,000                         3                    November 17, 2000
         $5.60                50,000                         4                    November 17, 2001
         $7.00                50,000                         5                    November 17, 2002


         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                                 TABLE OF CONTENTS

                                                 Page

Additional Information......................       2
Prospectus Summary..........................       3
Risk Factors................................       4
Dividend Policy.............................       8
Market Price of Common Stock................       9
Management's Discussion and Analysis........       9
Business and Plan of Operation..............      10
Management..................................      15
Principal Shareholders......................      16
Certain Transactions........................      16
Selling Shareholders........................      18
Description of Securities...................      19
Legal Matters...............................      20
Experts.....................................      20
Financial Statements........................      21

                                    AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                                                      PART II


Item 24. Indemnification of Directors and Officers.

         The Company has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Colorado General Business Act. Under the Company's articles of incorporation, and as permitted under the Colorado General Business Act, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Colorado law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.


Item 25. Other Expenses of Issuance and Distribution.

         Filing fee under the Securities Act of 1933          $         1,718.78
         Printing and engraving(1)                                      1,000.00
         Legal Fees(1)                                                 12,000.00
         Auditing Fees(1)                                              26,000.00
         Miscellaneous(1)                                               1,281.22
         TOTAL                                                $        42,000.00

(1)      Estimates


Item 26. Recent Sales of Unregistered Securities.

         Aqua Clara Bottling and Distribution, Inc., was incorporated on July 29, 1996 in the State of Colorado and issued 835,000 shares of common stock and 27,500 shares of preferred stock to various investors for total consideration of $3,167.50. The preferred stock has since been retired. The offering was made under Rule 504 as an offering exempt from registration under the Securities Act of 1933.

         On November 1, 1996, the directors and officers of Aqua Clara resigned and were replaced by Messrs. McAvoy and Plunkett. On November 23, 1996, Aqua Clara issued 1,645,250 shares of common stock to Mr. McAvoy in exchange for all of the outstanding shares of Pocotopaug and 44,872 shares to Danny L. Wey.

         On March, 1997, the Pocotopaug bridge investors exchanged their $323,500 in convertible debt into 796,500 shares of Company common stock under Rule 504. On March 1997, the Company issued 259,500 shares to persons for services rendered valued at $25,950. From December 27, 1996 to March 1997, the Company issued 1,283,000 shares of common stock in an offering under Rule 504 for $.50 per share.

         In December, 1997, the Company issued 20,000 restricted shares of common stock to Olympus Capital for consulting services rendered prior to September 30, 1997. In December, 1997, the Company issued 75,000 restricted shares of common stock to Olympus Capital for consulting services rendered pursuant to a one-year consulting contract dated October 30, 1997.

         In December, 1997, the Company issued 200,000 shares of restricted common stock to each of Gulf Atlantic Publishing and Arrow Marketing for advertising services and creative design of marketing materials respectively.

         Gulf Atlantic Publishing and Arrow Marketing purchased these 400,000 shares of $.25 per share pursuant to a March, 1997 option agreement.

         On November 17, 1997 the Company entered into a Lead Generation/Corporate Relations Agreement with Corporate Relations Group "CRG" pursuant to which the Company has paid CRG $400,000 and by which the Company has agreed to pay CRG an additional $400,000 upon the Company raising its next tranche of $2,500,000. Additionally, the Company agreed to issue options to purchase 250,000 shares of common stock under the following terms:

         The Company agreed to issue 100,000 restricted shares to CRG, such shares to be returned should the Company file and cause to be effective a registration statement for the shares underlying the options within 120 days of the date of the agreement. CRG was also granted piggyback rights for these shares which have been escrowed with the Company's legal counsel.

         In  December,  1997  the  Company  issued  2,500  shares  of  Series  A
Convertible  Preferred Stock to twenty-two  purchasers in an offering made under
Section 4(2). Each purchaser executed a subscription agreement and consented to the imprinting of a restrictive legend on the stock certificate.

         All of the transactions referred to above are exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or involve no "offer" or "sale." No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

Item 27.    Exhibits

3.          Certificate of Incorporation and Bylaws

            3.1.      Articles of Incorporation(1)
            3.2       Articles of Amendment for Series A Preferred Stock(1)
            3.3       Bylaws(1)


5.      Opinion of Hand & Hand as to legality of securities being registered.(2)


10.         Material Contracts

            10.1      Employment Agreement with John McAvoy(1)
            10.2      Employment Agreement with John C. Plunkett(1)
            10.3      Employment Agreement with Rand L. Gray(1)
            10.4      Lead Generation/Corporate Relations Agreement dated
                     November 17, 1997 with Corporate Relations Group, Inc.
21. Subsidiaries of the small business issuer-Pocotopaug Investment, a Florida
               Corporation, is the only subsidiary. It does business under the same trade name as the Registrant.

23.         Consents of Experts and Counsel

            23.1      Consent of Pender Newkirk & Company(1)
            23.2      Consent of Hand & Hand included in Exhibit 5 hereto

24.         Powers of Attorney

            24.1      Powers of Attorney are included on signature page(1)


(1)      Filed herewith.
(2)      To be filed by amendment.

          All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.


Item 28.  Undertakings.

          (a)     The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii)
Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement;

                           (iii)

          Include any material or changed information the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                  (3)  File  a  post   effective   amendment   to  remove   from
registration any of the securities that remain unsold at the end of the offering.

          (d) To provide to the underwriter at the Closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (f) The undersigned small business issuer hereby undertakes that it will:

                  (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the

Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                  (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                                    SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Largo, State of Florida on January 12, 1998.

                   AQUA CLARA BOTTLING AND DISTRIBUTION, INC.



                                                      By: /s/ John S. McAvoy
                                                          John S. McAvoy
                                                          President


         The undersigned officer and/or director of Aqua Clara Bottling and Distribution, a Colorado corporation (the "Corporation"), hereby constitutes and appoints John S. McAvoy and Rand L. Gray, and each of them, with full power of substitution and resubstitution, as attorney to sign for the undersigned in any and all capacities this Registration Statement and any and all amendments thereto, and any and all applications or other documents to be filed pertaining to this Registration Statement with the Securities and Exchange Commission or with any states or other jurisdictions in which registration is necessary to provide for notice or sale of all or part of the securities to be registered pursuant to this Registration Statement and with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 12, 1998.


By:     /s/ John S. McAvoy                        President, CEO and Director
        John S. McAvoy                          (principal executive officer)


By:     /s/Rand L. Gray                          Treasurer, CFO and Director
        Rand L. Gray                (principal accounting and financial officer)


By:     /s/John C. Plunkett                      Secretary, COO and Director
        John C. Plunkett